COMPOSITE CERTIFICATE OF INCORPORATION

                               OF

                PHARMACEUTICAL FORMULATIONS, INC.

                  AS AMENDED NOVEMBER 28, 1995


     I, the undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify as follows:

     FIRST:  The name of the corporation is PHARMACEUTICAL
FORMULATIONS, INC.

     SECOND: The registered office of the corporation and place of business in the State of Delaware is to be located at 410 South State Street, in the City of Dover, County of Kent. The name of its registered agent at that address is Corporate Filing Service, Inc.

     THIRD: The nature of the business, and the objects and purposes proposed to be transacted, promoted and carried on, are to do any and all things therein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

          To do any lawful act or thing for which corporations may be organized under the General Corporation Law of the State of Delaware.

          Without limiting the generality and scope of the foregoing, the corporation may engage in the following activities:

          To provide a means and method of evaluating, examining, financing, licensing, purchasing, promoting, expediting, developing, testing, producing and marketing in whole or in part all inventions, formulae, machines, scientific instruments, drugs, medical equipment and any other product or service of any/or every kind and character for the benefit of the shareholders of this corporation for their financial gain and for the benefit of society in general.

          To employ technicians, experts, and engineers in every branch of scientific skill and endeavor and to initiate, direct and supervise their efforts in research and investigations in any and all branches and fields of science and technology and in connection with any matter or things, enterprise or project conducted and/or to be conducted by or under the supervision of this corporation; but the corporation in furtherance of its corporate purposes will not engage in the practice of the professions of engineering or architecture.

          To assemble data and findings, and to compile reports, papers, pamphlets, and books based thereon, practical and theoretical, upon and/or in connection with any branch and/or field of science or technology.

     FOURTH: The total number of shares which the Corporation shall have the authority to issue is fifty million (50,000,000), which are divided into ten million (10,000,000) Preferred Shares of a par value of $1.00 per share and forty million (40,000,000) Common Shares of a par value of $.08 per share. The relative rights, preferences and limitations of the shares of each class are as follows:

          (a) The Preferred Shares authorized hereby may be issued (i) in such series and with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and with such qualifications, limitations or restrictions thereon, as the Board of Directors shall fix by resolution, and (ii) in such number of shares in each series as the Board of Directors shall fix by resolution provided that the aggregate number of all Preferred Shares issued does not exceed the number of Preferred Shares authorized hereby.

          (b) Holders of Common Shares shall be entitled to such dividend, liquidation and voting rights and privileges as are provided by the General Corporation Law, subject to the rights of holders of Preferred Shares issued pursuant to paragraph (a) above."

     FIFTH: The names and addresses of each of the incorporators or incorporator are as follows:

     Name                     Address
    ------                   ---------
P. Linda Mancuso         99 Washington Avenue, Suite 1114
                         Albany, New York  12210

     SIXTH: The Directors shall have power to make and to alter or amend the By-Laws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchises of this Corporation.

     With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have authority to dispose, in any manner, of the whole property of this corporation.

     The By-Laws shall determine whether and to what extent the accounts and books of this Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book, or document of this Corporation, except as conferred by Law or the By-Laws, or resolution of the stockholders.

     The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the Corporation outside the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

     It is the intention that the objects, purposes and powers specified in the third paragraph hereof shall, except where otherwise specified in said paragraph, be in no wise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this Certificate of Incorporation, but that the objects, purposes and powers specified in the third paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

     SEVENTH: The Board of Directors shall consist of not less than three nor more than fifteen directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the whole Board of Directors. As used in this Article SEVENTH, the term "whole Board of Directors" shall mean the total number of directors which the Corporation would have if there were no vacancies.

     EIGHTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

     NINTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Corporation shall provide for the advance payment of all indemnified expenses.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal this 1st day of June, 1981


P. Linda Mancuso                    /s/ P. Linda Mancuso
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